Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HEARTLAND FINANCIAL USA, INC.

The undersigned hereby certifies that at a meeting of the stockholders of Heartland Financial, Inc., a Delaware corporation (the “Company”), duly called and held on May 20, 2009, the amendment to the Company’s certificate of incorporation set forth below was duly adopted in accordance with the provisions of section 242 of the Delaware General Corporation Law, and that such amendment has not been subsequently modified or rescinded:

RESOLVED, that Article IV of the certificate of incorporation of Heartland Financial USA, Inc., as heretofore amended, shall be further amended in its entirety to read as follows:

“Article IV

 “The total number of shares of stock which the corporation shall have authority to issue is 25,000,000 shares of Common Stock, par value of $1.00 per share, and 200,000 shares of Preferred Stock, par value of $1.00 per share.”

IN WITNESS WHEREOF, I have executed this certificate this 30th day of July, 2009.

/s/ John K. Schmidt John K. Schmidt, Executive Vice President, Chief Operating Officer and Chief Financial Officer